EXHIBIT 99.1







                BRIDGE CAPITAL HOLDINGS REPORTS FINANCIAL RESULTS
                 FOR QUARTER AND SIX MONTHS ENDED JUNE 30, 2006

                          TOTAL ASSETS TOP $600 MILLION
                     RECORD NET INCOME EXCEEDS $2.0 MILLION

SAN JOSE, CA - JULY 20, 2006 -- Bridge Capital Holdings (NASDAQ: BBNK), whose subsidiary is Bridge Bank, National Association, one of the fastest-growing full-service business banks in California and the Nation, today announced financial results for the quarter and six months ended June 30, 2006.
     The Company reported net income of $2,019,000, or $0.29 per diluted share, in the three months ended June 30, 2006. The second quarter result was the Company's highest quarterly net income to date and represented improvement of
$640,000, or 46%, compared to net income of $1,379,000, or $0.21 per diluted share, in the same period one year ago.
     Net income for the six months ended June 30, 2006 was $3,950,000, or $0.58 per diluted share, compared to $2,336,000, or $0.35 per diluted share, in the first six months of 2005. Net income for the first half of 2006 represented an increase of $1,614,000, or 69%, over the same period of 2005.
     Return on average assets (ROAA) for the second quarter of 2006 was 1.42%, which compared to 1.20% for the same period in 2005. For the six months ended June 30, 2006 the Company's ROAA was 1.44%, up from 1.10% in the same period one year earlier.
     Return on average equity (ROAE) for the second quarter of 2006 was 18.8%, which compared to 15.8% for the second quarter of 2005. For the six months ended June 30, 2006 the Company's ROAE was 18.9%, up from 13.7% in the same period one year ago.
     "We continue to be pleased with these positive operating results," said Daniel P. Myers, President and Chief Executive Officer of Bridge Capital Holdings and Bridge Bank. "Our decision to invest in infrastructure of the bank to capitalize on market opportunities in the reemerging Bay Area economy has enabled us to continue to build the bank in a measured, sound, and profitable manner."
     Bridge Capital Holdings reported total assets at June 30, 2006 of $641.6 million, compared to $498.5 million on the same date one year ago, which represented an increase of $143.1 million, or 29%. Total assets at June 30, 2006 represented growth of $105.1 million, or 20%, over $536.5 million at December 31, 2005.
     The Company's total deposits increased $127.5 million, or 29%, to $573.8 million as of June 30, 2006, compared to total deposits of $446.3 million as of June 30, 2005. Deposits at June 30, 2006 represented growth of $105.6 million, or 23%, compared to $468.2 million at December 31, 2005.
     The Company reported total loans outstanding at June 30, 2006 of $477.3 million, which represented an increase of $128.3 million, or 37%, over $349.0 million for the same date last year. Loans at June 30, 2005 represented growth of $37.3 million, or 8%, over $440.0 million at December 31, 2005.
     Earnings growth was primarily attributed to growth in net interest income. Net interest income of $9.3 million for the quarter ended June 30, 2006 represented an increase of $3.0 million, or 48%, over $6.3 million reported for the same quarter one year earlier. For the six months ended June 30, 2006, net interest income of $17.8 million represented growth of $6.1 million, or 52%, over $11.7 million for the first six months of 2005. Growth in net interest income was attributed to growth in average earning assets, increased balance sheet leverage and the impact of higher short-term interest rates.
     Growth in average earning assets was the primary driver of growth in net interest income. Average earning assets were $527.2 million and $511.1 million, respectively, for the three and six months ended June 30, 2006, compared to $420.2 million and 392.2 million, respectively, for the same periods one year earlier.
     Net interest income also benefited from higher balance sheet leverage in the three and six month periods ended June 30, 2006 when compared to the same periods in 2005. Loans comprised 87% of average earning assets in the quarter

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ended June 30, 2006 up from 80% in the same  period one year ago.  In  addition, the Company's average loan to deposit ratio, another measure of leverage, for the three months ended June 30, 2006 was 91.7% compared to 81.9% in the same quarter one year earlier. For the six months ended June 30, 2006, the average loan to deposit ratio was 91.5% compared to 85.1% one year earlier.
     Increases in short-term interest rates also contributed to growth in net interest income since the interest rate earned on a majority of the Bank's loan portfolio adjusts with the prime rate. As such, the nature of the Company's balance sheet is that assets have a greater impact on net interest income than liabilities over time as short-term interest rates change. The Bank's prime rate averaged 7.89% and 7.66%, respectively, in the quarter and six months ended June 30, 2006 compared to 5.91% and 5.68%, respectively, for the same periods one year earlier.
     The higher balance sheet leverage together with increases in short-term interest rates resulted in improvement of net interest margin to 7.04% and 7.02%, respectively, for the quarter and six months ended June 30, 2006, compared to 5.99% and 6.02%, respectively, for the same periods in 2005.
     The Company's non-interest income for the second quarter and six months ended June 30, 2006 was $1,078,000 and $2,161,000, respectively, compared to $1,136,000 and $1,920,000, respectively, for the three and six months ended June 30, 2004. Non-interest income is primarily comprised of gains realized on sales of SBA loans.
     Taken together, net interest income and non-interest income comprise total revenue of $10.3 million for the three months ended June 30, 2005 compared to $7.4 million for the same period one year earlier, representing an increase of $2.9 million, or 39%. For the six months ended June 30, 2006, total revenue of $20.0 million represented an increase of $6.3 million, or 48%, over $13.6 million for the first six months of 2005. The Company provided $450,000 and $672,000, respectively, to the allowance for loan losses for the three and six months ended June 30, 2006, compared to $429,000 and $762,000, respectively, provided in the same periods one year earlier. Gross non-performing assets were 0.48% of gross loans at June 30, 2006, compared to 0.41% on the same date one year earlier. At June 30, 2006, the allowance represented 1.39% of gross loans, compared to 1.40% on the same date one year earlier.
     Non-interest expenses were $6.6 million and $13.0 million for the three and six months ended June 30, 2006, compared to $4.6 million and $9.0 million, respectively, for the three and six months ended June 30 2005. The increases in non-interest expenses for the quarter and year to date are attributed primarily to increased salary and benefits costs as a result of increased headcount, costs related to the expansion of the technology, international, construction, and asset based/factoring lines of business, and the implementation of FAS 123R. The Company's efficiency ratio was 64.1% and 65.0%, respectively, for the quarter and six months ended June 30, 2006 compared to 62.6% and 65.7%, respectively, for the same periods in 2005.
     "The first half of the year has been challenging with respect to trends in the deposit markets we serve and we are pleased with what we accomplished. Not only did we overcome a significant impact from a downturn in real estate related deposits but we were able to increase our penetration in other industry segments while holding a net interest margin above 7.0%," said Thomas A. Sa, Executive Vice President and Chief Financial Officer. "However, competition for deposits continues to be vigorous. As we adjust to this environment, we expect pressure on net interest margin to persist."
     At June 30, 2006, shareholders' equity of the Company was $43.2 million, up from $35.8 million for the same date one year earlier. In addition, in March 2006, the Company completed a second offering of trust preferred securities bringing the total issuance available to supplement tier one and total risk-based capital to $17.0 million. As a result, the Company's total risk-based capital, tier one capital, and leverage ratios of 12.4%, 10.8% and 10.7%, respectively, were all substantially above minimum regulatory standards for "well-capitalized" institutions.




ABOUT BRIDGE CAPITAL HOLDINGS
Bridge Capital Holdings is the holding company for Bridge Bank, National Association. Bridge Capital Holdings was formed on October 1, 2004 and is listed on The NASDAQ Stock Market under the trading symbol BBNK. Visit Bridge Capital Holdings on the web at www.bridgecapitalholdings.com.

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ABOUT BRIDGE BANK, N.A.
Bridge Bank, N.A. is Silicon Valley's full-service professional business bank. The bank is dedicated to meeting the financial needs of small and middle market, and emerging technology businesses, in the Silicon Valley, Palo Alto, San Ramon-Pleasanton, Sacramento, San Diego, Bakersfield, Fresno, and Orange County business communities. Bridge Bank provides its clients with a comprehensive package of business banking solutions delivered through experienced, professional bankers. Visit Bridge Bank on the web at www.bridgebank.com.


                           FORWARD LOOKING STATEMENTS
CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, AND ARE SUBJECT TO THE SAFE HARBORS CREATED BY THAT ACT. FORWARD-LOOKING STATEMENTS DESCRIBE FUTURE PLANS, STRATEGIES, AND EXPECTATIONS, AND ARE BASED ON CURRENTLY AVAILABLE INFORMATION, EXPECTATIONS, ASSUMPTIONS, PROJECTIONS, AND MANAGEMENT'S JUDGMENT ABOUT THE BANK, THE BANKING INDUSTRY AND GENERAL ECONOMIC CONDITIONS. THESE FORWARD LOOKING STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED, SUGGESTED OR IMPLIED BY THE FORWARD LOOKING STATEMENTS.



THESE RISKS AND UNCERTAINTIES INCLUDE, BUT ARE NOT LIMITED TO: (1) COMPETITIVE PRESSURES IN THE BANKING INDUSTRY; (2) CHANGES IN INTEREST RATE ENVIRONMENT; (3) GENERAL ECONOMIC CONDITIONS, NATIONALLY, REGIONALLY, AND IN OPERATING MARKETS;
(4) CHANGES IN THE REGULATORY ENVIRONMENT; (5) CHANGES IN BUSINESS CONDITIONS AND INFLATION; (6) CHANGES IN SECURITIES MARKETS; (7) FUTURE CREDIT LOSS EXPERIENCE; (8) THE ABILITY TO SATISFY REQUIREMENTS RELATED TO THE SARBANES-OXLEY ACT AND OTHER REGULATION ON INTERNAL CONTROL; (9) CIVIL DISTURBANCES OR TERRORIST THREATS OR ACTS, OR APPREHENSION ABOUT THE POSSIBLE FUTURE OCCURRENCES OF ACTS OF THIS TYPE; AND (10) THE INVOLVEMENT OF THE UNITED STATES IN WAR OR OTHER HOSTILITIES.



                  THE READER SHOULD REFER TO THE MORE COMPLETE DISCUSSION OF SUCH RISKS IN BRIDGE CAPITAL HOLDING'S ANNUAL REPORTS ON FORMS 10-K AND 10-Q ON FILE WITH THE SEC.

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

            BRIDGE CAPITAL HOLDINGS

                                                   THREE MONTHS ENDED                         SIX MONTHS ENDED
                                          --------------------------------------      ------------------------------------
                                                                     % INCREASE                                % INCREASE
                                           6/30/2006      6/30/2005   (DECREASE)      6/30/2006      6/30/2005  (DECREASE)
                                           ---------      ---------  -----------      ---------      --------- -----------
OPERATING RESULTS:

      Interest income                       $ 12,479       $  7,915       57.7%       $ 23,407       $ 14,530      61.1%
      Interest expense                         3,221          1,637       96.8%          5,607          2,825      98.5%
                                           ---------      ---------                   --------       --------
         Net interest income                   9,258          6,278       47.5%         17,800         11,705      52.1%

      Provision for loan losses                  450            429        4.9%            672            762     -11.8%

      Noninterest income                       1,078          1,136       -5.1%          2,161          1,920      12.6%
      Noninterest expense                      6,630          4,642       42.8%         12,968          8,957      44.8%
                                           ---------      ---------                   --------       --------
         Income before tax                     3,256          2,343       39.0%          6,321          3,906      61.8%

      Prov for Income Taxes                    1,237            964                      2,371          1,570
                                           ---------      ---------                   --------       --------
      Net income                            $  2,019       $  1,379       46.4%       $  3,950       $  2,336      69.1%
                                           =========      =========                   ========       ========
      Per share:
         Basic                              $   0.32       $   0.22       44.0%       $   0.63       $   0.38      66.2%
                                           =========      =========                   ========       ========
         Diluted                            $   0.29       $   0.21       40.4%       $   0.58       $   0.35      66.0%
                                           =========      =========                   ========       ========
      Ratios:
      ROAA                                     1.42%          1.20%                      1.44%          1.10%
      ROAE                                    18.76%         15.84%                     18.94%         13.71%
      Net interest margin                      7.04%          5.99%                      7.02%          6.02%
      Efficiency                              64.14%         62.61%                     64.97%         65.74%
      Average loans/deposits                  91.74%         81.85%                     91.49%         85.12%
      ALLL/gross loans                         1.39%          1.40%
      NPA/gross loans                          0.48%          0.41%
      Risk-based capital                      12.36%         12.80%
      Shares outstanding (000's)               6,257          6,166
      Book value per share                  $   7.08       $   5.81


BALANCE SHEET
                                           6/30/2006      6/30/2005
                                           ---------      ---------
      END OF PERIOD
      Assets                               $ 641,578      $ 498,480       28.7%
      Deposits                               573,837        446,294       28.6%
      Gross loans                            477,291        349,000       36.8%
      Allowance for loan losses                6,620          4,886       35.5%
      Shareholders' equity                    44,301         35,804       23.7%

      AVERAGE-QTR
      Assets                               $ 568,858      $ 460,265       23.6%
      Earning assets                         527,183        420,231       25.5%
      Deposits                               500,432        408,955       22.4%
      Gross loans                            459,081        334,713       37.2%
      Allowance for loan losses                6,275          4,615       36.0%
      Shareholders' equity                    43,176         34,929       23.6%

